POWER OF ATTORNEY
LORD SECURITIES CORPORATION (the “Company”) hereby appoints Ms. Deirdre Brady (an “Attorney-In-Fact”) of Ashurst LLP (the “Firm”), Times Square Tower, 7 Times Square, 42nd Floor, New York, NY 10036, as its duly appointed attorney-in-fact to bind the Company and to execute, acknowledge, deliver and file any and all statements on Form ID (including, but not limited to, obtaining the Central Index Key (“CIK”) and the CIK confirmation code (“CCC”) from the Securities and Exchange Commission) and Form 3 and any successor forms adopted by the Securities and Exchange Commission, as may be required by the Securities Act of 1933, the Securities Act of 1934 and the Investment Company Act of 1940 and the rules thereunder, and requisite documents related to its security position respecting each BlackRock closed-end investment company listed on Annex A hereto, and any and all amendments or modifications thereof and other undertakings of the Company as directed orally or in writing by a duly authorized officer or representative of the Company.
The Company shall indemnify the Attorney-In-Fact and the Firm and keep the Attorney-In-Fact and the Firm indemnified against any and all direct costs, claims and liabilities which the Attorney-In-Fact or the Firm may incur as a result of anything done by the Attorney-In-Fact in the exercise of any of the powers granted by this power of attorney.
The powers granted are to be given the widest possible interpretation so as to permit and enable the purpose for which they have been granted.
This Power of Attorney shall be construed in accordance with and governed by the laws of New York.
This Power of Attorney shall expire in six (6) months from the date hereof unless expressly revoked by the Company prior to said date, in which case this Power of Attorney will immediately be terminated.

IN WITNESS WHEREOF this Power of Attorney has been executed and delivered on March 6, 2012.
LORD SECURITIES CORPORATION

By:	/s/ Orlando C. Figueroa
Name: Orlando C. Figueroa
Title: Managing Director

ACKNOWLEDGEMENT
State of New York
County of New York
On the 6th day of March in the year 2012 before me, Michael Newell, personally appeared Orlando C. Figueroa, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.
/s/ Michael Newell
(Signature and office of individual taking acknowledgement.)
Michael Newell
Notary Public, State of New York
No. 01NE6172204
Qualified in New York County
Commission Expires Aug 06, 2015

Annex A

1.	BlackRock MuniVest Fund, Inc.	MVF

2.	BlackRock Municipal Income Trust	BFK

3.	BlackRock Municipal Income Trust II	BLE

4.	BlackRock MuniVest Fund II, Inc.	MVT

5.	BlackRock Municipal Income Quality Trust	BYM

6.	BlackRock MuniHoldings Quality Fund II, Inc.	MUE

7.	The BlackRock Investment Quality Municipal Trust Inc.	BKN

8.	BlackRock MuniYield Quality Fund II, Inc.	MQT

9.	BlackRock MuniHoldings Quality Fund, Inc.	MUS

10.	BlackRock MuniHoldings Fund, Inc.	MHD

11.	BlackRock Municipal Bond Trust	BBK

12.	BlackRock MuniYield Investment Quality Fund	MFT

13.	BlackRock MuniHoldings Fund II, Inc.	MUH

14.	The BlackRock Strategic Municipal Trust	BSD

15.	BlackRock Municipal Income Investment Quality Trust	BAF